EXHIBIT 99.1

U.S. FDA Approves Rockwell's Triferic(TM) for Iron Replacement and Maintenance of Hemoglobin in Hemodialysis Patients

Innovative Iron Drug Delivered Via Dialysate Replaces Dialytic Iron Loss and Maintains Hemoglobin Concentration Without Increasing Iron Stores

WIXOM, Mich., Jan. 26, 2015 (GLOBE NEWSWIRE) -- Rockwell Medical, Inc. (Nasdaq:RMTI), a fully-integrated biopharmaceutical company targeting end-stage renal disease (ESRD) and chronic kidney disease (CKD) with innovative products and services for the treatment of iron replacement, secondary hyperparathyroidism and hemodialysis, announced today that the U.S. Food & Drug Administration (FDA) has approved its drug Triferic for commercial sale as an iron replacement product to maintain hemoglobin in adult patients with hemodialysis dependent chronic kidney disease.

"We are extremely pleased with the FDA approval of Triferic. It is the first drug approved to replace ongoing iron losses and to maintain hemoglobin levels in hemodialysis patients," stated Robert L. Chioini, Founder, Chairman and Chief Executive Officer of Rockwell. "Triferic's unique ability to be delivered via dialysate and to deliver iron without increasing iron stores strengthens its potential to become the market-leading iron therapy treatment for hemodialysis patients. We view today's FDA decision as a major development both for Rockwell and for the entire hemodialysis patient population who now have a significantly better treatment option for addressing their iron losses. We are highly confident in executing a successful commercial launch and penetrating the market. We thank the patients and physicians who participated in our clinical program as well as our highly skilled team of clinical, manufacturing and regulatory professionals."

Dr. Raymond Pratt, Chief Medical Officer of Rockwell stated, "We are very excited about this drug approval. We see Triferic as a paradigm shift in the treatment of anemia. Importantly, Triferic is the first product that can safely allow dialysis patients to maintain target hemoglobin without the need for IV iron. Data suggests that we have been overloading our dialysis patients with IV iron, and this is an increasing concern to the hemodialysis community. Triferic offers a more physiologic way to deliver and maintain iron balance in hemodialysis patients."

The FDA reviewed safety and efficacy data from Rockwell's overall clinical program. During the clinical program more than 1,400 patients were treated with Triferic and more than 100,000 individual administrations were given. The results from the clinical trials have shown Triferic to be an effective and highly-differentiated iron delivery therapy with a safety profile similar to placebo.

About Triferic

Triferic is a unique iron compound that is delivered to hemodialysis patients via dialysate, replacing the ongoing iron losses that occur during their dialysis treatment. Triferic is introduced into bicarbonate concentrate, on-site at the dialysis clinic, and subsequently mixed into dialysate. Once in dialysate, Triferic crosses the dialyzer membrane and enters the blood where it immediately binds to transferrin and is transported to the erythroid precursor cells to be incorporated into hemoglobin. In completed clinical trials to date, Triferic has demonstrated that it can effectively deliver sufficient iron to the bone marrow to maintain hemoglobin and not increase iron stores (ferritin).

About Rockwell Medical

Rockwell Medical is a fully-integrated biopharmaceutical company targeting end-stage renal disease (ESRD) and chronic kidney disease (CKD) with innovative products and services for the treatment of iron replacement, secondary hyperparathyroidism and hemodialysis.

Rockwell's lead investigational drug Triferic is newly approved by the FDA for the treatment of iron replacement and hemoglobin maintenance in dialysis patients. Triferic delivers iron to dialysis patients during their regular dialysis treatment, using dialysate as the delivery mechanism. In completed clinical trials, Triferic has demonstrated that it may safely and effectively deliver sufficient iron to the bone marrow, maintain hemoglobin and not increase iron stores (ferritin).

Rockwell is preparing to launch its FDA approved generic drug Calcitriol, to treat secondary hyperparathyroidism in dialysis patients. Calcitriol (active vitamin D) injection is indicated in the management of hypocalcemia in patients undergoing chronic renal dialysis. It has been shown to significantly reduce elevated parathyroid hormone levels. Reduction of PTH has been shown to result in an improvement in renal osteodystrophy. Rockwell intends to market Calcitriol to hemodialysis patients in the U.S. dialysis market.

Rockwell is also an established manufacturer and leader in delivering high-quality hemodialysis concentrates/dialysates to dialysis providers and distributors in the U.S. and abroad. As one of the two major suppliers in the U.S., Rockwell's products are used to maintain human life by removing toxins and replacing critical nutrients in the dialysis patient's bloodstream. Rockwell has three manufacturing/distribution facilities located in the U.S.

Rockwell's exclusive renal drug therapies support disease management initiatives to improve the quality of life and care of dialysis patients and are intended to deliver safe and effective therapy, while decreasing drug administration costs and improving patient convenience. Rockwell Medical is developing a pipeline of drug therapies, including extensions of Triferic for indications outside of hemodialysis. Please visit www.rockwellmed.com for more information.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws, including, but not limited to, Rockwell's intention to launch Calcitriol and Triferic following FDA approval. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan", "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While Rockwell Medical believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in Rockwell Medical's SEC filings. Thus, actual results could be materially different. Rockwell Medical expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Triferic™ is a trademark of Rockwell Medical, Inc.

CONTACT: Michael Rice, Investor Relations; 646-597-6979